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                             ALTERED MEMORANDUM

                                     OF

                         SUNGOLD ENTERTAINMENT CORP.

                       (As altered by a Special Resolution
                            passed February 22, 2002)


1.   The  name  of  the  company  is  "Sungold  Entertainment  Corp.";

2. The authorized capital of the company consists of 300,000,000 shares divided into:

     (a)  100,000,000  common  shares  without  par  value;

     (b) 100,000,000 Class "A" Preference shares with a par value of $10.00 each; and

     (c) 100,000,000 Class "B" Preference shares with a par value of $50.00 each.

The special rights and restrictions attached to the said shares are as set out in the Articles of the Company.